EXHIBIT 99.1

DPAC Technologies Receives Compliance Extension by Nasdaq Stock Market

    GARDEN GROVE, Calif.--(BUSINESS WIRE)--Dec. 22, 2004--DPAC Technologies (NASDAQ:DPAC), announced today that the Company received notification from The Nasdaq SmallCap Market that DPAC was provided an extension of an additional 180 calendar days, or until June 20, 2005, to regain compliance with the $1.00 minimum bid price requirement and maintain our listing on the Nasdaq SmallCap Market. Additional time to regain compliance was awarded at this time as DPAC Technologies met all other initial listing criteria. We also were notified that no additional extensions will be granted, and that the 180 days is for regaining compliance with the minimum bid price requirement only, and DPAC would be subject to delisting during that period if it should fail to comply with any other listing requirements.
    DPAC Technologies Corp.'s Common Stock began trading on The Nasdaq SmallCap Market effective, August 4, 2004.

    About DPAC Technologies

    Located in Garden Grove, California, DPAC Technologies provides embedded wireless networking and connectivity products for machine-to-machine communication applications. DPAC's wireless products are used by major OEMs in the transportation, instrumentation and industrial control, homeland security, medical diagnostics and logistics markets to provide remote data collection and control. The Company's web site address is www.dpactech.com.

    Forward-Looking Statements

    This press release includes forward-looking statements, including statements regarding technology development, expansion and business plans that are subject to change, uncertainties and risks. Every statement herein that is not historic in nature is a forward-looking statement for purposes of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, and therefore results may differ materially from those set forth in these statements. Factors that affect DPAC's business include, but are not limited to, the degree of market acceptance of our existing and planned wireless connectivity products, future business opportunities with these products, the IDA market and prospects for future considerations under this agreement, protection of licensed technology or proprietary rights, risks of litigation, and general market and economic conditions. More information about the risks and challenges faced by DPAC Technologies Corp. is contained in the Securities and Exchange Commission filings made by the Company on Form 10-K, 10-Q and 8-K. DPAC Technologies Corp. specifically disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, future developments or otherwise.

    CONTACT: DPAC Technologies
             Steve Vukadinovich, Chief Financial Officer
             Kim Early, Chief Executive Officer
             714-898-0007
             steve.vukadinovich@dpactech.com / kim.early@dpactech.com www.dpactech.com